UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Civitas Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1630631
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

410 17th Street, Suite 1400, Denver, Colorado 80202

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of exchange on which registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Amendment to Form 8-A is filed by Civitas Resources, Inc., a Delaware corporation formerly named Bonanza Creek Energy, Inc. (the “Company”), to reflect the expiration of the Rights (as defined in the Tax Plan, which is defined below) registered on the Form 8-A filed by the Company on November 9, 2020.

Item 1. Description of the Registrant’s Securities to Be Registered.

The Company previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission on November 9, 2020 related to that certain Tax Benefits Preservation Plan, dated as of November 9, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Tax Plan”). In accordance with the terms of the Tax Plan, the Rights expired on November 1, 2021 upon the closing of the previously announced mergers (the “Closing”). This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement and is being filed by the Company to deregister the Rights. Upon the Closing, all of the Rights, which were distributed pursuant to the Tax Plan to holders of the Company’s common stock, par value $0.01 per share, expired and the Tax Plan terminated.

The foregoing is a summary of the terms of the Certificate of Elimination of Series A Junior Participating Preferred Stock of the Company (the “Certificate of Elimination”). The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.

Item 2.	Exhibits.

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock of Civitas Resources, Inc. (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed on November 3, 2021).

4.1	Tax Benefits Preservation Plan, dated as of November 9, 2020, by and between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed November 9, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

CIVITAS RESOURCES, INC.

Date: November 3, 2021	By:	/s/ Cyrus D. Marter IV
	Name:	Cyrus D. Marter IV
	Title:	General Counsel and Secretary

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